Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES FOURTH QUARTER AND YEAR END 2004

FINANCIAL RESULTS

FREMONT, Calif. (March 31, 2005) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Net sales for the fourth quarter of 2004 were $583,000, compared with $552,000 for the fourth quarter of 2003, an increase of $31,000 or 5.7%. The increase in net sales was primarily the result of increased domestic demand for both access and diagnostic products.

Operating loss for the fourth quarter of 2004 decreased 23%, or $599,000, to $2,026,000 from $2,625,000 for the comparable period last year, favorably reflecting on-going cost-containment efforts. Net loss for the fourth quarter of 2004 was $2,011,000, or $0.02 per share, compared with the net loss of $2,605,000, or $0.03 per share, for the same period in 2003.

For the year ended December 31, 2004, net sales increased to $2,366,000, an increase of $124,000 or 5.5% compared to the prior year’s net sales of $2,242,000. Significant U.S. based sales increases of 25%, or $229,000, were partially offset by a decline in European based sales by $92,000 or 21%. In mid-2003, the company decided to temporarily terminate direct sales efforts in Europe to conserve cash. As a result, European sales activity has dropped off relative to earlier periods.

Operating expenses in 2004 were significantly reduced relative to the prior year, decreasing by more than $2 million, or approximately 18%, to $9,475,000 from $11,517,000 in 2003. The reduction is primarily due to the completion of the REVELATION Tx product development and on-going cost containment initiatives.

The 2004 operating loss significantly decreased from the prior year by approximately $2.7 million or 22%, to $9,717,000 versus $12,389,000 in 2003. The net loss for 2004 was $9,746,000 or $0.11 per share, compared with a net loss of $13,235,000, or $0.20 per share for 2003. The net loss included non-cash charges of $33,000 in 2004 and $904,000 in 2003 related to the classification and valuation of certain common stock warrants. Shares used in calculating the net loss per share for the fourth quarter 2004 increased to 91.5 million shares outstanding from 77.2 million shares outstanding for the same period in 2003 due to the issuance of shares in connection with private placements since the fourth quarter of 2003 and the first quarter 2004 exercise of privately placed warrants following a redemption call issued in late 2003. Shares used in calculating the net loss per share for the full year increased to 85.7 million shares outstanding from 66.3 million shares outstanding for the years ended December 31, 2004 and 2003 respectively.

Cash, cash equivalents and short-term investments at December 31, 2004 were approximately $3.9 million, a decrease of approximately $1.8 million from September 30, 2004 levels, and a decrease of approximately $2.6 million from the December 31, 2003 balance of $6.4 million.

Cardima has scheduled an investor conference call regarding this announcement to be held today 1:30 PM Pacific Time (4:30 P.M. Eastern Time). To participate in the live call via telephone, please call (888) 396-2298 (domestic) or (617) 847-8708 (international) and use participant passcode #92632023. Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A telephonic replay of this call will be available for 14 days starting from 3:30 PM Pacific Time on Thursday, March 31, 2005 through 8:59 PM Pacific Time on Thursday, April 14, 2005. Please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the participant passcode #56735619. The live webcast will be archived on Cardima’s website for one year.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is intended for cardiac surgeons use in ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S. for use in ablating cardiac tissue.

Except for the historical information contained herein, the matters discussed in this press release, including the Company’s belief about its pre-market approval application, or PMA, for the REVELATION® Tx, the sufficiency of its cash resources to fund continued operations, the performance and utility of its products and the prospects for entering into a strategic transaction for its Surgical Ablation System or otherwise raising necessary funding, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations; the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

In thousands, except per share amounts

	Three months ended December 31, (Unaudited)		Twelve months ended December 31,
	2004	2003	2004	2003
Net sales	$583	$552	$2,366	$2,242
Cost of goods sold	487	767	2,608	3,114

Gross margin	96	(215)	(242)	(872)

Operating expenses:
Research and development	739	1,140	3,947	4,951
Selling, general and administrative	1,383	1,270	5,528	6,566

Total operating expenses	2,122	2,410	9,475	11,517

Operating loss	(2,026)	(2,625)	(9,717)	(12,389)
Interest and other income, net	18	24	18	72
Other non-cash expense	—	—	(33)	(904)
Interest expense	(3)	(4)	(14)	(14)

Net loss	$(2,011)	$(2,605)	$(9,746)	$(13,235)

Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.11)	$(0.20)

Weighted average shares used in computing basic and diluted net loss per share	91,458	77,218	85,703	66,256

Selected Balance Sheet Data

In Thousands

	December 31, 2004	December 31, 2003*
Cash, cash equivalents and short term investments	$3,854	$6,446
Working capital	4,158	5,209
Total assets	6,537	9,310
Total liabilities	1,998	3,010
Stockholders’ equity	4,539	6,300

*	Derived from audited financial statements included in the Company’s Annual report on Form 10-K for the year ended December 31, 2003.

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